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                                                                     EXHIBIT 5.1

                                                                   March 5, 1997



          Re: Registration Statement on Form S-1 for 2,200,000 shares of common stock , par value $0.01 per share, of ASI Solutions Incorporated


Gentlemen:

          We have acted as counsel to ASI Solutions Incorporated, a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-1 (Registration No. 33-20401)(the "Registration Statement") and Amendment No. 1 to the Registration Statement which has been filed by the Company on the date hereof with the Securities and Exchange Commission (the "Commission"), relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an aggregate of 2,530,000 shares (the "Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock"), to be offered in connection with the offering described in the Prospectus, dated the date hereof (the "Prospectus"), which forms a part of the Registration Statement.

          The Registration Statement has been filed in connection with (i) 2,200,000 shares (the "Company Shares") of Common Stock offered by the Company pursuant to the Registration Statement and (ii) 330,000 shares (the "Selling Stockholder Shares") of Common Stock offered by certain stockholders of the Company which may be purchased pursuant to an overallotment option pursuant to the Registration Statement.

     The Common Stock is described in the Prospectus which forms a part of the Registration Statement, to which this opinion is an exhibit.

          In our capacity as counsel to the Company, we have examined each of the Restated Certificate of Incorporation, as amended, and the By-laws of the Company, such records of the Company's corporate proceedings as we have deemed relevant, the Registration Statement as filed with the Commission and Amendment No. 1 thereto, and such other certificates, records and documents as we have deemed necessary for the purpose of this opinion.

          In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents and the due authorization and valid execution and delivery of all documents. As to any facts material to this opinion, we have relied upon statements and representations of officers and other representatives of the Company and its subsidiaries and others.

          Based on the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

          1.   The Company Shares have been duly authorized and are
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validly issued, fully paid and nonassessable.

          2. The Selling Stockholder Shares have been duly authorized and validly issued and are fully paid and nonassessable.

          We express no opinion on the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to this firm under the heading "Legal Matters" in the Prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                    Very truly yours,

                                    Koerner Silberberg & Weiner

                                    By:__________________________